FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

THIS FIRST AMENDMENT (the "Amendment"), dated as of July 12, 2012, to the **REGISTRATION RIGHTS AGREEMENT,** dated as of March 13, 2012 (the "Agreement"), by and among **FLAMEL TECHNOLOGIES S.A.**, a sociètè anonyme under the laws of the Republic of France (the "Company"), and **BREAKING STICK HOLDINGS, LLC** (formerly Éclat Holdings, LLC) (the "Buyer").

RECITALS

A. The Company and the Buyer are parties to the Agreement;

B. The parties wish to amend the Agreement in order to extend the Filing Deadline (as defined in the Agreement) for the initial Registration Statement required to be filed under the Agreement to a date that is ninety (90) calendar days following the Shareholder Approval Date (as defined in the Agreement);

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and subject to the terms and conditions hereof, the Company and the Buyer hereby agree as follows:

1. All capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Agreement.

2. Section 1(vii) of the Agreement is hereby amended in its entirety to read as follows:

> "(vii) "Filing Deadline," for the Registration Statement required to be filed under Section 2(a)(i), shall mean a date that is ninety (90) calendar days following the Shareholder Approval Date and, in the case of Section 2(a)(ii) shall mean the Additional Filing Deadline."

3. Except as set forth expressly herein, all terms of the Agreement, as amended hereby, shall be and remain in full force and effect.

4. This Amendment may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which, when taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Amendment by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

5. The Agreement as amended hereby contains the entire agreement among the Company and the Buyer with respect to the matters set forth herein.

6. The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Amendment, including, without limitation, its validity, interpretation, construction, performance and enforcement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.

FLAMEL TECHNOLOGIES S.A.

By: /s/ Michael S. Anderson
Name: Michael S. Anderson
Title: CEO

BREAKING STICK HOLDINGS, LLC

By: /s/ Alex Karnal
Name: Alex Karnal
Title: Secretary